FREE WRITING PROSPECTUS Dated November 9, 2022	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-04

ABS: $1.021+bln World Omni(WOART) 2022-D - FULL PXG DETAILS

$1,021,290,000 ($975.3mm offered) World Omni Auto Receivables Trust (WOART 2022-D)

JT-Leads: BofA (struc), MUFG, TD, Wells Co-Mgrs: M&T, PNC

CLS	SZ($mm)	WAL	S/F*	PWIN	EXP FINAL	LEGAL FINAL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	211.980	0.22	A-1+/F1+	1-6	5/23	10/16/23	I-CRV	+ 33	4.426	4.426	100.00000
A-2A	231.840	1.04	AAA/AAA	6-21	8/24	3/16/26	I-CRV	+ 85	5.580	5.51	99.99376
A-2B	125.000	1.04	AAA/AAA	6-21	8/24	3/16/26	SOFR30A	+ 85			100.00000
A-3	306.860	2.52	AAA/AAA	21-42	5/26	2/15/28	I-CRV	+ 110	5.684	5.61	99.98174
A-4	99.620	3.80	AAA/AAA	42-47	10/26	2/15/29	I-CRV	+ 135	5.776	5.70	99.97379
B	30.630	3.91	--RETAINED--
C	15.360	3.91	--RETAINED--

*Expected Ratings

BILL & DELIVER	:	BofA DEAL	SIZE	:	$1,021,290,000 ($975.3mm offered)
EXPECTED RATINGS	:	S&P/Fitch	BBG TICKER	:	WOART 22-D
FIRST PAY DATE	:	12/15/22	FORMAT	:	SEC Registered
EXPECTED SETTLE	:	11/16/22	PXG SPEED	:	1.3% ABS to 10% Call
ERISA ELIGIBLE	:	Yes	MIN DENOMS	:	$1k x $1K
EXPECTED PRICING	:	PXD 11/9/22
INTEXNET	:	baswoart_22d_upsize_flt 64BB

https://dealroadshow.com/e/WOART2022D

CLASS CUSIP

A1 98163VAA6
A-2A 98163VAB4
A-2B 98163VAC2
A-3 98163VAD0
A-4 98163VAE8
B 98163VAF5
C 98163VAG3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.